Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc.
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street,
Fort Lauderdale, Florida, on May 28, 2015. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending
December 31, 2015. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Ann Torre Bates, David W. Niemiec, Frank A. Olson and Robert E. Wade.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Directors:



Term           For       	% of 	   % of           % of        % of
Expiring                    outstanding Shares            outstanding Shares
2018                            Shares    Voted  Withheld   Shares    Present
                                                                       and
                                                                      Voting

Ann Torre Bates    21,472,695	61.16%	 67.91%	 9,981,331  28.43%   31.57%
David W. Niemiec   21,484,568	61.20%	 67.95%	 9,969,457  28.40%   31.53%
Frank A. Olson	   21,436,931	61.06%	 67.80%	10,017,094  28.53%   31.68%
Robert E. Wade	   21,575,613	61.46%	 68.24%	 9,878,412  28.14%   31.24%

* Harris J. Ashton, Frank J. Crothers, Gregory E. Johnson,
Rupert H. Johnson, Jr., Edith E. Holiday, J. Michael Luttig,
Larry D. Thompson and Constantine D. Tseretopoulos
There were approximately 164,414 broker non-votes received with respect to this item.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.


Shares Voted            % of Outstanding  	% of Shares
                                 Shares          Present and Voting

For	     31,191,921	         88.85%	             98.65%
Against	        192,194	          0.55%	              0.61%
Abstain	        234,323	          0.67%	              0.74%